EXHIBIT 21.1

HALLIBURTON COMPANY
Subsidiaries of the Registrant
December 31, 2011

STATE OR COUNTRY
NAME OF COMPANY	OF INCORPORATION

Baroid International Trading, LLC	United States, Delaware
BITC Holdings (US) LLC	United States, Delaware
Halliburton (Barbados) Investments SRL	Barbados
Halliburton Affiliates, LLC	United States, Delaware
Halliburton AS	Norway
Halliburton Canada Corp.	Canada
Halliburton Canada Holdings, Inc.	United States, Delaware
Halliburton de Mexico, S. de R.L. de C.V.	Mexico
Halliburton Energy Cayman Islands Limited	Cayman Islands
Halliburton Energy Services, Inc.	United States, Delaware
Halliburton Far East Pte Ltd	Singapore
Halliburton Group Canada	Canada
Halliburton International, Inc.	United States, Delaware
Halliburton Investments B.V.	Netherlands
Halliburton Latin America S.A., LLC	United States, Delaware
Halliburton Norway Holdings C.V.	Netherlands
Halliburton Overseas Limited	Cayman Islands
Halliburton Partners Canada Inc.	Canada
Halliburton Servicos Ltda.	Brazil
HES Corporation	United States, Nevada
HES Holding, Inc.	United States, Delaware
Kellogg Energy Services, Inc.	United States, Delaware
Landmark Graphics Corporation	United States, Delaware
Oilfield Telecommunications, LLC.	United States, Delaware
Professional Wireline Rentals, LLC	United States, Florida